Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2018-1 & 2 INVESTOR ROADSHOW March 2018

Free Writing Prospectus Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. request that a copy of the prospectus be sent to you by calling toll-free 1-800-408-1016. Alternatively, you may 2

Agenda • Floorplan Transaction 4 • Floorplan Master Trust 8 • Floorplan Servicing and Risk Management 16 • Corporate Overview 25 • Ford Credit 31 • Appendix 47 3

Floorplan Transaction 4

Floorplan Transaction Transaction Participants And Potential Timing Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers J.P. Morgan Citigroup Societe Generale BNP Paribas Deutsche Bank Expected Key Dates Item Indenture Trustee The Bank of New York Mellon Thursday, March 8 Pre-Marketing Owner Trustee U.S. Bank Trust, N.A. Monday, March 12 Announce Transaction Backup Servicer Wells Fargo Bank, N.A. Tuesday, March 13 Price Transaction Asset Representations Reviewer Clayton Fixed Income Services LLC Tuesday, March 20 Settlement Date 5 March 2018 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31

Floorplan Transaction
Transaction Structure – Series 2018-1

- **Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:**

Capital Structure	Series Allocation*	Expected Ratings S&P	Expected Ratings Fitch
Class A-1 notes (Fixed) Class A-2 notes (Float)	76.50%	AAA	AAA
Class B notes (Fixed)	3.50%	AA+	AA
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A1 and A2 Notes Size	$700 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	May 15, 2021
Legal Final	May 15, 2023
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

- **FCFMOTA 2018–1 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention**

* As a percent of the required pool balance allocated to the series
** The Class C and Class D notes are not being offered
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

6

Floorplan Transaction Transaction Structure – Series 2018-2 Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread: Expected Ratings Class A Notes Size $300 million (subject to change) Capital Structure Series Allocation* S&P Fitch 76.50% 3.50% 5.00% 3.00% 12.00% AAA AA+ NR NR AAA AA NR NR Class A notes (Fixed) Class B notes (Fixed) Class C notes (Fixed)** Class D notes (Fixed)** Subordination Factor Total Payment Type Fixed Benchmark Expected Final Interpolated Swaps March 15, 2023 Legal Final March 15, 2025 100.00% ERISA Eligible Yes Cash Reserve Total Class A Enhancement 0.88% Method of Distribution Public 24.38% Payment Rate Trigger 25% payment rate layer is breached *** FCFMOTA 2018–2 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention * As a percent of the required pool balance allocated to the series ** The Class C and Class D notes are not being offered *** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage 7

Floorplan Master Trust 8

Floorplan U.S. Product Overview Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Ford’s dealers represent the face of Ford to our customers and local communities. Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for our customers. At year-end 2017 Ford and Lincoln had approximately 3,200 dealers Over the past five years, Ford Credit financed approximately 76% to 78% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing: • Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Risk-based on-site inventory audits » » » » • • • Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship 9

Floorplan Securitization Trust Overview Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 45 series The Trust offers floorplan asset-backed securities though various channels: • • • Public transactions Rule 144A transactions Other private transactions 10

Floorplan Securitization Performance Overview Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Three-Month Average of Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings Memo: Days Supply** * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** As of December 31, 2017; estimated days supply derived from payment rate 11 Lowest 3 Month Average Payment Rate was 29.9% in February 2005 No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts

Floorplan Securitization Historical Balance Historical Trust Balance vs. Required Pool Balance (Bils) Cash funding required as a result of low Trust balance* Note: As of December 31, 2017 the Trust balance was $19.6 billion * Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) 12

Floorplan Securitization Structure Overview Credit enhancement in Ford Credit’s floorplan securitization program includes: • Subordination of junior notes • Available subordinated amount • Cash reserve (1% of notes) • Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits Concentration Limit Incremental Subordination * ($Mils.) - Ineligible receivables - Dealer concentration (5% for AutoNation) - Used vehicle concentration - Fleet concentration - Medium/Heavy truck concentration - Manufacturer concentration (2% for lower rated manufacturers) N/A 2% 20% 4% 2% 10% $ 14.7 0.0 0.0 0.0 0.0 152.5 Total Class A Enhancement ~24.4% Total: $ 167.2 * As of December 31, 2017 13 Class A Notes ("AAA") % of Receivable Balance 76.5% 3.5% 5.0% 3.0% 12.0% Class B Notes ("AA") Class C Notes (“Not Rated") Class D Notes (“Not Rated") Available Subordinated Amount Reser ve Account 0.9% Excess Spread

Floorplan Securitization Key Series Triggers Enhancement Step-Up Trigger • Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25% Amortization Triggers • • Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company • • 14

Floorplan Securitization Outstanding Series (As of January 31, 2018) Private Variable Funding Notes Floorplan securitization 144A Term Series 2013-2, 2014-3, 2015-3, 2016-2 Series 2006-1, 2012-3, 2014-5 Amount Outstanding ($Bils) Senior Hard Enhancement (AAA Notes) Maturity Ranges $1.6 25.75% April 2018 - January 2020 $1.7 24.27% March 2020 - March 2023 Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity •Capacity $3.9 billion Trust Balance ($Bils)* - - - Total Funding Total Assets Unfunded Assets $ 12.1 19.3 7.2 * Numbers may not sum due to rounding 15 Public Term Series 2013-4, 2014-2, 2015-2, 2015-4, 2015-5, 2016-1, 2016-3, 2016-4, 2016-5, 2017-1, 2017-2, 2017-3 $8.9 24.38% June 2018 - September 2022

Floorplan Servicing and Risk Management 16

Floorplan Servicing And Risk Typical Dealer Structure Personal guarantees from many dealers Assets Management Dealer Structure • Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations • Stocks, bonds, cash • Non-dealer real estate • Other assets, for example, boat, plane, jewelry and furniture Dealer Principal Secondary Collateral • Many dealers use a holding company structure similar to the one shown here Holding Company Collateral • The financed vehicles are the primary collateral for dealer floorplan loans Assets • Unfloored used inventory • Furniture, fixtures, parts, accessories and equipment • Dealer net worth Real Estate Holding Company Dealer (Borrower) Secondary Collateral • For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Assets • Land • Buildings Secondary Collateral • Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans Primary Collateral Financed new and used vehicles 17

Floorplan Risk Management Underwriting And Credit Review Process A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s: • • • • Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the similar process utilized to evaluate new dealer account originations 18

Floorplan Risk Management Dealer Risk Rating Assessment Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers, and assigns risk ratings Consistent with the prospectus, dealer risk ratings are categorized into groups: Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in December 2015. Dealer guarantees are now taken into account when assigning a dealer a risk rating Dealer risk model is validated regularly to ensure the integrity and performance of the model and is updated if necessary 19

Floorplan Servicing And Risk Management
Dealer Monitoring Strategy



Dealers
Monitor
Monthly Accounts Review (MAR)
No Further Action
Watch Report
ICU
Status
Liquidation
MAR
Directed
Action Plans

Monitor

- Payoffs
- Aged Inventory
- Overline Report
- Financial Statements
- Risk Rating
- Credit File Review
- Dashboard Trend Report

Monthly Accounts Review

- Assess dealer risk and determine action plans

Dashboard – Medium to Low Risk

- Trigger based action plans – action plans no longer required effective 9/1/17

Watch Report – Medium to High Risk

- Formal review of action plans and results presented to senior management (plans may include more frequent physical audits)

Intensive Care Unit (ICU) – High Risk

- More experienced risk team
- Increased intensity surrounding action plans and timelines

Status

- On-site control
- Focus on asset protection

Liquidation

- Focus on loss mitigation

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Floorplan Risk Management Inventory Audits A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits: • Ford Credit engages a vendor to perform on-site vehicle inventory audits Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day » » • • • • • Dealer generally does not receive advance notice of an audit Strict controls on how often the same auditor may lead a dealer’s audit Ford Credit generally reconciles each audit the same day Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance 21

Floorplan Risk Management Ford Credit Monitoring Actions If Ford Credit discovers any issues when monitoring a dealer, it may: • Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners / guarantors Increase risk rating to trigger more extensive monitoring Discuss with Ford or Lincoln sales division to ensure an aligned approach • • • • • • • 22

Floorplan Risk Management Status Dealer Procedures A dealer status is declared when: • Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest, files bankruptcy, or other circumstances that warrant immediate action • Once a status is declared Ford Credit may then: • • • • • • Suspend credit lines Maintain Ford Credit personnel on site Secure dealer inventory, collect titles and keys, and / or issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate Initiate legal action to exercise rights under the floorplan financing agreement If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: • • Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors Should liquidation be necessary, inventory is disposed through transfer of vehicles to other dealers, repurchase by manufacturer and redistribution to other dealers or the sale of vehicles at auction 23

Floorplan Risk Management Captive Finance Company Benefits Integrated Systems Enable Real Time Controls Ford Ford Credit 2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables North American Vehicle Information System Dealer Floorplan Receivables System 1. 3. Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives Dealer pays off floorplan receivables Dealer Other captive finance company benefits: • • • • Access to monthly dealer financial statements allows monitoring of dealer financial strength Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets 24

Corporate Overview 25

Product And Other Highlights F-Series marks 41 years as America’s best-selling pickup. F-150 diesel added to lineup Achieved eighth consecutive year as best-selling brand in the U.S. Commercial vehicle leader in Europe for third straight year; began production of the new EcoSport SUV in Romania Announced the introduction of more than 50 new vehicles in China by 2025 Increased investment in Flat Rock for purpose-built autonomous vehicle; accelerated and increased BEV investment 100 percent of Ford’s new U.S. vehicles will be built with connectivity by 2019 and 90 percent globally by 2020 26

Smart Vehicles In A Smart World 1. Rapidly improving our fitness to lower costs, release capital and finance growth 2. Accelerating the introduction of connected, smart vehicles and services 3. Re-allocating capital to where we can win in the future 4. Continuously innovating to create the most human-centered mobility solutions 5. Empowering our team to work together effectively to compete and win 27

Company FY 2017 Adjusted Pre-Tax $7,259 Results* (Mils) FY Automotive segment PBT driven by NA Auto operations outside NA a loss in total and down YoY, driven largely by expected Brexit effects in Europe Strong Financial Services profit All Other primarily net interest expense plus FSM LLC Automotive Segment Financial Services Segment All Other North America South America Middle East & Africa Asia Pacific Total Europe B / (W) FY 2016 $(1,938) $(1,490) $325 $(971) $39 $(66) $428 $(203) 28 * See Appendix for detail, reconciliation to GAAP and definitions

Automotive Segment FY 2017 Key Metrics FY wholesales about flat; revenue up 3% due to favorable mix and higher volume from consolidated operations and net pricing Wholesales (000) Revenue (Bils) Market Share (Pct) Operating Margin (Pct) Pre-Tax Results (Mils) 6.7% $9,422 7.2% 6,651 6,607 7.0% $141.5$145.7 $7,259 5.0% Global industry up 2% due to AP, Europe and SA Global market share down due to AP, Europe and MEA; NA flat; SA improved 0.2 ppts 1.7 ppts 1% 3% 23% 2016 2017 2016 2017 2016 2017 2016 2017 2016 2017 Auto PBT and operating margin lower than last year 29

Total Company Credit Ratings (As of February 8, 2018) S&P Moody's Fitch DBRS Issuer Ratings Ford Motor Ford Credit FCE Bank plc BBB BBB BBB N/A N/A N/A BBB BBB BBB BBB BBB NR Long-Term Senior Unsecured Ford Motor Ford Credit FCE Bank plc BBB BBB BBB Baa2 Baa2 Baa2 BBB BBB BBB BBB BBB NR Short-Term Unsecured Ford Credit A-2 P-2 F2 R-2M Outlook Stable Negative* Stable Stable 30 * On January 30, 2018, Moody’s revised the outlook to negative from stable for Ford and Ford Credit and affirmed their ratings.

Ford Credit 31

Ford Credit A Strategic Asset Pre-Tax Results Distributions 32 Over The Last 20 Years, Ford Credit Generated $42 Billion In Pre-Tax Profits And $26 Billion In Distributions

Ford Credit Strategy ORIGINATE SERVICE FUND • Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital • High customer and dealer satisfaction World-class ser vicing Credit losses within expectations Operationally fit with lean cost structure • • • • Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles • • • • • • • • 33 Ford Credit Maintains A Relentless Focus On Business Fundamentals

FY 2017 Key Metrics U.S. Retail and Lease Net Receivables (Bils) Managed Receivables* (Bils) Pre-Tax Results (Mils) Average Placement FICO Over-60-DayLoss-to-Receivables Delinquencies (Pct) (LTR) (Pct) $143 $151 $2,31 0 0.53% 0.47% 746 $130 739 $137 $1,87 9 Strong and improved YoY PBT 0.15% 0.14 % Business and portfolio continue to perform well U.S. consumer credit metrics remain healthy 10% 10% 23% 1 bp 7 pts 6 bps 2016 2017 2016 2017 2016 2017 2016 2017 2016 2017 2016 2017 34 * See Appendix for reconciliation to GAAP

FY 2017 Pre-Tax Results (Mils) PBT improved $431M YoY reflecting favorable volume and mix, lease residual improvement and financing margin Volume and mix up due to global receivables growth Lease residual improvement driven by higher than expected auction values Volume /Financing Credit Loss Lease ResidualExchange 2016 Mix Margin Other 2017 35 Non-Repeat of 2016 Pension Settlement $ 77 Operating Costs & Other (37) Residual Losses$118 Supplemental Depreciation (62)

4Q 2017 Net Receivables Mix (Bils) Net Investment in Operating Leases Consumer Financing Non-Consumer Financing $142.7 $111.3 Prudent management of lease mix Operating lease portfolio was 19% of total net receivables U.S. and Canada represent 99% of operating lease portfolio $24.5 $6.9 Total Americas Europe Asia Pacific 36 4Q 2017 H/(L) 2016 (Pct.)(Ppts.) SUV / CUV 55 1 Car 22 (4) Truck23 3

Ford Credit Americas Financing Placement Volume Shares And Contract 4Q FY 2016 2017 2016 2017 Financing Shares (%) Retail Installment and Lease Share of Ford Retail Sales (excl. Fleet) United States Canada 47 80% 58 87% 56 75% 55 77 % Wholesale Share United States Canada 76 62% 75 59% 76 61% 76 61 % Contract Placement Volume - New and Used Retail / Lease (000) United States Canada Mexico Total Americas Segment 251 43 14 307 44 10 1,159 181 47 1,119 184 40 308 361 1,387 1,343 37

U.S. Origination Metrics FICO® and Higher Risk Mix (Pct) Higher Risk Portfolio Mix Retail and Lease Average Placement FICO Disciplined and consistent underwriting practices Portfolio quality evidenced by FICO scores and steady risk mix Retail Contract Terms Retail 73 Months Mix Average Retail Placement Term Extended-term contracts relatively small part of our business 38

U.S. Retail And Lease Over-60-Day Delinquencies (excl. Bankruptcies) Credit Loss Drivers Repossessions (000) and Repo. Rate (Pct) Repo. Rate Repossessions Delinquencies and repossessions remain low Severity increased reflecting longer term financing and lower auction values Charge-offs and LTR continue to be within our placement expectations Severity (000) Charge-Offs (Mils) and LTR Ratio (Pct) LTR Ratio Charge-offs Strong loss metrics reflect healthy consumer credit conditions 39

Ford Credit - Worldwide Credit Loss Metrics Charge-Offs (Mils) and LTR Ratio (Pct) LTR Ratio Charge-offs Worldwide credit loss metrics remain strong Credit loss reserve based on historical losses, portfolio quality and receivables level Credit Loss Reserve (Mils) and Reserve as a Pct of EOP Managed Receivables (Pct) Reser ve as a Pct of EOP Managed Receivables Credit Loss Reser ve YoY reserve growth reflects credit loss trends and growth in receivables 40

Funding Structure – Managed Receivables* (Bils) Commercial Paper Ford Interest Advantage / Deposits Term Asset-Backed Securities Funding is diversified across platforms and markets Well capitalized with strong investment grade balance sheet profile Term Debt (incl Bank Borrowings) Other Equity Cash Securitized Funding as Pct of Managed Receivables * See Appendix for reconciliation to GAAP and definitions 39% 37% 35% 41

Ford Credit Global Funding Strategy Funding Platforms Global Funding Mix* U.S. Canada Europe Mexico China Securitization Retail - Public - Private Lease - Public - Private Wholesale - Public - Private - - - - - - - - - - - - Unsecured Debt - Term - CP - Bank Loans - - - - - * Percent of managed receivables as of December 31, 2017 42 Ford Credit Is A Global Leader In The Capital Markets, Which Has Allowed It To Develop A Diversified Funding Structure

Ford Credit Public Term Funding (As of February 8, 2018) Plan* (Bils) 2015 Actual 2018 Forecast 2016 Actual 2017 Actual Unsecured --Currency of issuance (USD Equivalent) USD CAD EUR / GBP Other Total unsecured $ 11 1 4 1 $ 9 1 3 1 $ 10 2 3 1 $ 10 - 12 1 - 2 2 - 3 1 $ 17 $ 14 $ 16 $ 14 - 18 Securitizations $ 13 $ 13 $ 15 $ 13 - 15 Total public $ 30 $ 28 $ 32 $ 27 - 33 43 * Numbers may not sum due to rounding; see Appendix for definitions

Ford Credit Strategy Balance Sheet Metrics Leverage (to 1 )* Managed Financial Statement 8 - 9 Managed leverage at low end of target range reflecting favorable one-time tax adjustment Liquidity Available For Use (Bils) Liquidity remains strong and above target 44 * See Appendix for reconciliation to GAAP

Further Information Ford Investor Relations Contact: Fixed Income Investors: Karen Rocoff (U.S.-based) 313-621-0965 fixedinc@ford.com Information on Ford: • • • • • www.shareholder.ford.com 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford University Information on Ford Motor Credit Company: • • • • • • www.fordcredit.com/investor-center 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford Credit University Quarterly Statistical Information 45

Cautionary Note On Forward-Looking Statements Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: • • • • • • • • • • • • • • • • • Ford’s long-term competitiveness depends on the successful execution of fitness actions; Industry sales volume, particularly in the United States, Europe, or China, could decline if there is a financial crisis, recession, or significant geopolitical event; Ford’s new and existing products and mobility services are subject to market acceptance; Ford’s results are dependent on sales of larger, more profitable vehicles, particularly in the United States; Ford may face increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in commodity prices, foreign currency exchange rates, and interest rates can have a significant effect on results; With a global footprint, Ford’s results could be adversely affected by economic, geopolitical, protectionist trade policies, or other events; Ford’s production, as well as Ford’s suppliers’ production, could be disrupted by labor disputes, natural or man-made disasters, financial distress, production difficulties, or other factors; Ford’s ability to maintain a competitive cost structure could be affected by labor or other constraints; Pension and other postretirement liabilities could adversely affect Ford’s liquidity and financial condition; Economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns) could be worse than Ford has assumed; Ford’s vehicles could be affected by defects that result in delays in new model launches, recall campaigns, or increased warranty costs; Safety, emissions, fuel economy, and other regulations affecting Ford may become more stringent; Ford could experience unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; Ford’s receipt of government incentives could be subject to reduction, termination, or clawback; Operational systems, security systems, and vehicles could be affected by cyber incidents; Ford Credit’s access to debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts could be affected by credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Ford Credit could experience higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Ford Credit could face increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and Ford Credit could be subject to new or increased credit regulations, consumer or data protection regulations, or other regulations. • • • We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. 46

Appendix 47

Floorplan Portfolio Performance

		Year ended December 31,				
		2017	2016	2015	2014	2013
		(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance(1)	$22,519	$22,312	$19,261	$19,072	$17,177
	Net losses (recoveries)(2)	$(0.9)	$0.9	($0.7)	($1.5)	($1.3)
	Net losses (recoveries) / average principal balance	(0.004)%	0.004%	(0.004)%	(0.008)%	(0.008)%
	Liquidations (3)	$114,264	$109,982	$108,187	$97,427	$95,429
	Net losses (recoveries) / liquidations	(0.001)%	0.001%	(0.001)%	(0.002)%	(0.001)%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated

(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.

(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.

Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

48

Floorplan – U.S. Product Features New vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback Auction vehicles – auction price plus auction fee, transportation, and taxes Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates Principal due generally upon sale of related vehicle Interest and other administrative charges are billed and payable monthly in arrears Payment Terms Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies In-Transit vehicles are also covered by Comprehensive insurance arranged by Ford. Insurance 49

Floorplan – U.S. Product Features (Continued) Floorplan Interest Rate Prime rate plus generally 1.50% for both new and used vehicles Floorplan rates are not risk based In-transit Vehicle Adjustment Fee* Prime rate plus 0.30% Based on a 60-day vehicle supply Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels New Vehicle Lines** Based on a 30-45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Used Vehicle Lines * In-transit floorplan receivable is created at gate release ** New floorplan receivable is created on the date the vehicle is delivered to the dealer 50

Floorplan Trust Legal Structure Ford Motor Company Ford Motor Credit Company LLC (Sponsor, Ser vicer and Administrator) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) Clayton Fixed Income Ser vices LLC (Asset Representations Reviewer) Wells Fargo Bank, N.A. (Back-up Ser vicer)* US Bank (Owner Trustee) The Bank of New York Mellon (Indenture Trustee) Outstanding Series * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-" from Standard & Poor's and "Baa3" from Moody's 51

Total Company Net Income Reconciliation To Adjusted Pre-Tax Profit 4Q FY (Mils) 2016 2017 2016 2017 Net income / (Loss) attributable to Ford (GAAP) Income / (Loss) attributable to non-controlling interests $ (783) 2 $ 2,409 4 $ 4,596 11 $ 7,602 26 Net income / (Loss) Less: (Provision for) / Benefit from income taxes $ (781) 336 $ 2,413 524 $ 4,607 (2,189) $ 7,628 (520) Income / (Loss) before income taxes Less: Special items pre-tax $ (1,117) (3,249) $ 1,889 152 $ 6,796 (3,579) $ 8,148 (289) Adjusted pre-tax profit (Non-GAAP) $ 2,132 $ 1,737 $ 10,375 $ 8,437 52

Total Company Effective Tax Rate Reconciliation To Adjusted Effective Tax Rate 2017 Memo: FY 2016 4Q FY Pre-Tax Results (Mils) Income / (Loss) before income taxes (GAAP) Less: Impact of special items Adjusted pre-tax profit (Non-GAAP) $ 1,889 152 $ 8,148 (289) $ 6,796 (3,579) $ 1,737 $ 8,437 $ 10,375 Taxes (Mils) (Provision for) / Benefit from income taxes (GAAP) Less: Impact of special items Adjusted (provision for) / benefit from income taxes (Non-GAAP) $ 524 697 $ (520) 775 $ (2,189) 1,121 $ (173) $ (1,295) $ (3,310) Tax Rate (Pct) Effective tax rate (GAAP) Adjusted effective tax rate (Non-GAAP) (27.7)% 10.0% 6.4% 15.3% 32.2% 31.9% 53

Total Company Earnings Per Share Reconciliation Adjusted Earnings Per Share To 2017 4Q FY Diluted After-Tax Results (Mils) Diluted after-tax results (GAAP) Less: Impact of pre-tax and tax special items Adjusted net income – diluted (Non-GAAP) $ 2,409 849 $ 7,602 486 $ 1,560 $ 7,116 Basic and Diluted Shares (Mils) Basic shares (average shares outstanding) Net dilutive options and unvested restricted stock units Diluted shares 3,973 27 3,975 23 4,000 3,998 Earnings per share – diluted (GAAP) Less: Net impact of adjustments Adjusted earnings per share – diluted (Non-GAAP) $ 0.60 0.21 $ 1.90 0.12 $ 0.39 $ 1.78 54

Total Company Special Items (Mils) 4Q FY 2016 2017 2016 2017 Pension and OPEB gain / (loss) Year end net pension and OPEB remeasurement loss Other pension remeasurement loss Pension curtailment gain $ (2,985) - - $ (162) - 354 $ (2,985) (11) - $ (162) - 354 Separation-related actions (11) (38) (304) (297) Other Items San Luis Potosi plant cancellation Japan, Indonesia market closure Next-generation Focus footprint change (199) (54) - - - (2) (199) (80) - 41 - (225) Total pre-tax special items $ (3,249) $ 152 $ (3,579) $ (289) Tax special items $ 1,248 $ 697 $ 1,121 $ 775 Memo: Special items impact on earnings per share* $ (0.50) $ 0.21 $ (0.61) $ 0.12 55 * Includes related tax effect on special items and tax special items

Ford Credit - Liquidity Sources* (Bils) 2015 Dec 31 2016 Dec 31 2017 Dec 31 Liquidity Sources Cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation Total liquidity sources $ 11.2 33.2 2.3 3.0 $ 10.8 34.6 2.5 3.0 $ 11.8 33.4 3.3 3.0 $ 49.7 $ 50.9 $ 51.5 Utilization of Liquidity Securitization cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation Total utilization of liquidity $ (4.3) (20.6) (0.8) - $ (3.4) (19.9) (0.7) - $ (3.8) (17.2) (1.1) - $ (25.7) $ (24.0) $ (22.1) Gross liquidity Adjustments Net liquidity available for use $ 24.0 (0.5) $ 26.9 0.1 $ 29.4 0.1 $ 23.5 $ 27.0 $ 29.5 56 * See Appendix for definitions

Ford Credit Financial Statement Leverage Managed Leverage*(Bils) Reconciliation To 2015 Dec 31 2016 Dec 31 2017 Dec 31 Leverage Calculation Total debt Adjustments for cash Adjustments for derivative accounting Total adjusted debt $ 119.6 (11.2) (0.5) $ 126.5 (10.8) (0.3) $ 137.8 (11.8) - $ 107.9 $ 115.4 $ 126.0 Equity Adjustments for derivative accounting Total adjusted equity $ 11.7 (0.3) $ 12.8 (0.3) $ 15.9 (0.1) $ 11.4 $ 12.5 $ 15.8 Financial statement leverage (to 1) (GAAP) Managed leverage (to 1) (Non-GAAP) 10.2 9.5 9.9 9.2 8.7 8.0 57 * See Appendix for definitions

Ford Credit Total Net Receivables Receivables* (Bils) Americas Segment Consumer financing Non-Consumer financing Reconciliation 2015 Dec 31 To Managed 2016 Dec 31 2017 Dec 31 $ 47.3 27.2 24.9 $ 51.2 28.9 26.9 $ 55.1 29.8 26.4 Net investment In operating leases Total Americas Segment Europe Segment Consumer financing Non-Consumer financing Net investment In operating leases Total Europe Segment Asia Pacific Segment Consumer financing Non-Consumer financing Net investment In operating leases Total Asia Pacific Segment Total net receivables Managed Receivables $ 99.4 $ 107.0 $ 111.3 $ 10.3 8.2 0.2 $ 10.8 7.4 0.3 $ 15.0 9.2 0.3 $ 18.7 $ 18.5 $ 24.5 $ 2.0 1.8 - $ 2.9 1.8 - $ 4.5 2.4 - $ 3.8 $ 4.7 $ 6.9 $ 121.9 $ 130.2 $ 142.7 Consumer financing Non-Consumer financing Finance receivables, net (GAAP) Net investment In operating leases (GAAP) Total net receivables Unearned interest supplements and residual support Allowance for credit losses Other, primarily accumulated supplemental depreciation Total managed receivables (Non-GAAP) $ 59.6 37.2 $ 64.9 38.1 $ 74.6 41.4 $ 96.8 25.1 $ 103.0 27.2 $ 116.0 26.7 $ 121.9 4.5 0.4 0.4 $ 130.2 5.3 0.5 0.9 $ 142.7 6.1 0.7 1.0 $ 127.2 $ 136.9 $ 150.5 58 * See Appendix for definitions

Non-GAAP Financial Measures That Supplement GAAP Measures equivalent GAAP measures, to aid investors in better understanding our financial results. We believe that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess our period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. • We use both GAAP and non-GAAP financial measures for operational and financial decision making, and to assess Company and segment business performance. The non-GAAP measures listed below are intended to be considered by users as supplemental information to their • Company Adjusted Pre-tax Profit (Most Comparable GAAP Measure: Net income attributable to Ford) – The non-GAAP measure is useful to management and investors because it allows users to evaluate our pre-tax results excluding pre-tax special items. Pre-tax special items consist of (i) pension and OPEB remeasurement gains and losses that are not reflective of our underlying business results, (ii) significant restructuring actions related to our efforts to match production capacity and cost structure to market demand and changing model mix, and (iii) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities. When we provide guidance for adjusted pre-tax profit, we do not provide guidance on a net income basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Adjusted Earnings Per Share (Most Comparable GAAP Measure: Earnings Per Share) – Measure of Company’s diluted net earnings per share adjusted for impact of pre-tax special items (described above), and tax special items. The measure provides investors with useful information to evaluate performance of our business excluding items not indicative of underlying run rate of our business. When we provide guidance for adjusted earnings per share, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. • • Adjusted Effective Tax Rate (Most Comparable GAAP Measure: Effective Tax Rate) – Measure of Company’s tax rate excluding pre-tax special items (described above) and tax special items. The measure provides an ongoing effective rate which investors find useful for historical comparisons and for forecasting. When we provide guidance for adjusted effective tax rate, we do not provide guidance on an effective tax rate basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Company Adjusted EBIT (Most Comparable GAAP Measure: Net income attributable to Ford) – Earnings before interest and taxes (EBIT) includes non-controlling interests and excludes interest on debt (excl. Ford Credit Debt), taxes and pre-tax special items. This non-GAAP measure is useful to management and investors because it allows users to evaluate our operating results aligned with industry reporting. Pre-tax special items consist of (i) pension and OPEB remeasurement gains and losses that are not reflective of our underlying business results, (ii) significant restructuring actions related to our efforts to match production capacity and cost structure to market demand and changing model mix, and (iii) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities. When we provide guidance for adjusted pre-tax profit, we do not provide guidance on a net income basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Company Adjusted EBIT Margin (Most Comparable GAAP Measure: Automotive Operating Margin) – Company Adjusted EBIT margin is Company adjusted EBIT divided by Company revenue. This non-GAAP measure is useful to management and investors because it allows users to evaluate our operating results aligned with industry reporting. • • • Company Operating Cash Flow (Most Comparable GAAP Measure: Net cash provided by / (used in) operating activities) – Measure of Company’s operating cash flow excluding Ford Credit’s operating cash flows. The measure contains elements management considers operating activities, including Automotive and Mobility capital spending and settlement of derivatives. The measure excludes cash outflows for Automotive and Mobility funded pension contributions, separation payments, and other items that are considered operating cash outflows under U.S. GAAP. This measure is useful to management and investors because it is consistent with management’s assessment of the Company’s operating cash flow performance. Ford Credit Managed Receivables – (Most Comparable GAAP Measure: Net Finance Receivables plus Net Investment in Operating Leases) – Measure of Ford Credit’s Total net receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation). The measure is useful to management and investors as it closely approximates the customer’s outstanding balance on the receivables, which is the basis for earning revenue. Ford Credit Managed Leverage (Most Comparable GAAP Measure: Financial Statement Leverage) – Ford Credit’s debt-to-equity ratio adjusted (i) to exclude cash, cash equivalents, and marketable securities (other than amounts related to insurance activities), and (ii) for derivative accounting. The measure is useful to investors because it reflects the way Ford Credit manages its business. Cash, cash equivalents, and marketable securities are deducted because they generally correspond to excess debt beyond the amount required to support operations and on-balance sheet securitization transactions. Derivative accounting adjustments are made to asset, debt, and equity positions to reflect the impact of interest rate instruments used with Ford Credit’s term-debt issuances and securitization transactions. Ford Credit generally repays its debt obligations as they mature, so the interim effects of changes in market interest rates are excluded in the calculation of managed leverage. • • 59

Ford Motor Company Definitions And Calculations Automotive Records • References to Automotive records for operating cash flow, operating margin and business units are since at least 2000 Wholesales and Revenue • Wholesale unit volumes include all Ford and Lincoln badged units (whether produced by Ford or by an unconsolidated affiliate) that are sold to dealerships, units manufactured by Ford that are sold to other manufacturers, units distributed by Ford for other manufacturers, and local brand units produced by our China joint venture, Jiangling Motors Corporation, Ltd. (“JMC”), that are sold to dealerships. Vehicles sold to daily rental car companies that are subject to a guaranteed repurchase option (i.e., rental repurchase), as well as other sales of finished vehicles for which the recognition of revenue is deferred (e.g., consignments), also are included in wholesale unit volumes. Revenue from certain vehicles in wholesale unit volumes (specifically, Ford badged vehicles produced and distributed by our unconsolidated affiliates, as well as JMC brand vehicles) are not included in our revenue Automotive Segment Operating Margin • Automotive segment operating margin is defined as Automotive segment pre-tax results divided by Automotive segment revenue Industry Volume and Market Share • Industry volume and market share are based, in part, on estimated vehicle registrations; includes medium and heavy duty trucks SAAR • SAAR means seasonally adjusted annual rate Automotive Cash • Automotive cash includes cash, cash equivalents, and marketable securities Market Factors • Volume and Mix – primarily measures profit variance from changes in wholesale volumes (at prior-year average contribution margin per unit) driven by changes in industry volume, market share, and dealer stocks, as well as the profit variance resulting from changes in product mix, including mix among vehicle lines and mix of trim levels and options within a vehicle line Net Pricing – primarily measures profit variance driven by changes in wholesale prices to dealers and marketing incentive programs such as rebate programs, low-rate financing offers, special lease offers and stock accrual adjustments on dealer inventory • 60

Ford Credit Definitions And Calculations Adjustments (as shown on the Liquidity Sources chart) • Include certain adjustments for asset-backed capacity in excess of eligible receivables and cash related to the Ford Credit Revolving Extended Variable-utilization program (“FordREV”), which can be accessed through future sales of receivables Cash (as shown on the Funding Structure, Liquidity Sources and Leverage charts) Cash and cash equivalents and Marketable securities reported on Ford Credit’s balance sheet, excluding amounts related to insurance activities • Committed Asset-Backed Security (“ABS”) Facilities (as shown on the Liquidity Sources chart) • Committed ABS facilities are subject to availability of sufficient assets, ability to obtain derivatives to manage interest rate risk, and exclude FCE Bank plc (“FCE”) access to the Bank of England’s Discount Window Facility Securitizations (as shown on the Public Term Funding Plan chart) • Public securitization transactions, Rule 144A offerings sponsored by Ford Motor Credit, and widely distributed offerings by Ford Credit Canada Securitization Cash (as shown on the Liquidity Sources chart) • Securitization cash is cash held for the benefit of the securitization investors (for example, a reserve fund) Term Asset-Backed Securities (as shown on the Funding Structure chart) • Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements Total Debt (as shown on the Leverage chart) Debt on Ford Credit’s balance sheet. Includes debt issued in securitizations and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions Total Net Receivables (as shown on the Total Net Receivables Reconciliation To Managed Receivables chart) • • Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors Unallocated Other (as shown on the Pre-Tax Results by Segment chart) • Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions 61